UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8‑K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

August 8, 2012

TriQuint Semiconductor, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-22660	95-3654013
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2300 N.E. Brookwood Parkway
Hillsboro, Oregon 97124
(Address of principal executive offices, including zip code)

(503) 615-9000
(Registrant's telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02     DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

(d)        On August 8, 2012, the Board of Directors of TriQuint Semiconductor Inc. ("TriQuint" or the "Company") increased the size of the Board of Directors of the Company (the "Board") from seven to eight members and appointed Mr. Roderick Nelson to serve as a non-employee member of the Board for a term expiring at the 2013 annual meeting of stockholders. The Board also appointed Mr. Nelson to the Nominating and Governance Committee of the Board.

In connection with his appointment to the Board and in accordance with TriQuint's Automatic Stock Option Grant Program for Eligible Directors, Mr. Nelson has been granted options under the Company's 2012 Incentive Plan to purchase up to 63,175 shares of the Company's common stock at a per share exercise price of $5.70, the closing price of the Company's common stock on August 8, 2012. Pursuant to the grant, the options have a term of ten years and vest at a rate of 28% on the first anniversary of the grant date and 2% per month thereafter. Upon retirement, all unvested options would vest immediately. Mr. Nelson will participate in the standard compensation plan for non-employee directors, including a pro rata portion of the $35,000 annual retainer and reimbursement for out-of-pocket expenses incurred in connection with his attendance at Board meetings, as described in the Company's proxy statement filed with the Securities and Exchange Commission.

Item 9.01     FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits

Exhibit No.	Description

99.1	Press Release of TriQuint Semiconductor, Inc. dated August 8, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRIQUINT SEMICONDUCTOR, INC.

By:	/s/ Steve Buhaly
Steve Buhaly
Chief Financial Officer

Date: August 8, 2012

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release of TriQuint Semiconductor, Inc. dated August 8, 2012